Exhibit 10.31

DESCRIPTION OF COMPENSATORY ARRANGEMENTS

BETWEEN VARIAN, INC. AND NON-EMPLOYEE DIRECTORS

Each director who is not a Company employee is paid an annual retainer fee of $40,000. The non-employee director who chairs the Audit Committee of the Board is paid an additional annual retainer fee of $20,000. The non-employee directors who chair the Compensation and the Nominating and Governance Committees of the Board are each paid an additional annual retainer fee of $10,000. The non-employee director who serves as the lead independent director is paid an additional annual retainer fee of $10,000. Each non-employee director is also paid $2,000 for each Board meeting attended and $1,500 for each Board committee meeting attended.

Directors may elect to receive, in lieu of all or a portion of these retainer, chair or meeting fees, shares of the Company’s common stock or stock units based on the fair market value of the Company’s common stock on the date the fees would have been paid. Stock units vest upon termination of the director’s service on the Board of Directors (although the Board may adopt procedures permitting the issuance of such shares to be deferred by a director to a date following the termination of the director’s service), and are then satisfied by issuance of shares of the Company’s common stock.

Under the Company’s Omnibus Stock Plan, each director who is not a Company employee is automatically granted upon initial appointment or election to the Board a nonqualified stock option to acquire 10,000 shares of the Company’s common stock. The non-employee Chairman of the Board is automatically granted upon such initial appointment a nonqualified stock option to acquire 20,000 shares of the Company’s common stock. These stock options are granted with an exercise price equal to the fair market value of the Company’s common stock on the grant date, vest and become exercisable in equal annual installments over three years from grant date (assuming continued service as a director) and have a ten-year term.

Under the Company’s Omnibus Stock Plan, each non-employee director is also automatically granted annually (on the first business day following the annual meeting of stockholder), for so long as he or she continues to serve a non-employee director, a nonqualified stock option to acquire 4,000 shares of the Company’s common stock. These stock options are granted with an exercise price equal to the fair market value of the Company’s common stock on the grant date, are vested and exercisable beginning on the grant date and have a ten-year term.

Under the Company’s Omnibus Stock Plan, each director who is not a Company employee is automatically granted annually (on the first business day following the annual meeting of stockholder), for so long as he or she continues to serve a non-employee director, stock units with an initial value equal to $45,000 (rounded up to the nearest whole share), based on the fair market value of the Company’s common stock on the grant date. These stock units vest and are paid upon termination of the director’s service on the Board of Directors (although the Board may adopt procedures permitting the issuance of such shares to be deferred by a director to a date following the termination of the director’s service), and are then satisfied by issuance of shares of the Company’s common stock.

Each director is reimbursed for all reasonable out-of-pocket expenses that such director and his or her spouse incurs attending Board meetings and functions.

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